Exhibit 99.1

Defense Technology Systems and NewMarket Technology Announce Closing on Sale of Majority Interest in DCI Corporation

     DALLAS--(BUSINESS WIRE)--April 13, 2005--

          $12 Million 2005 Revenue Forecasted for Combined Operations;
                   Philip Verges Joins DFTS Board of Directors

     Defense Technology Systems (OTCBB:DFTS) announced today the closing of the acquisition of a majority interest in DCI Corporation from NewMarket Technology, Inc. (OTCBB:NMKT). Defense Technology Systems has acquired the majority interest in NewMarket's Homeland Security subsidiary in exchange for $6 million in Defense Technology preferred stock. Defense Technology's 2005 revenue forecast for the combined operations is $12 Million, with $8 million expected as a result of the DCI acquisition. Additionally, Philip Verges, Chairman and CEO of NewMarket has joined the DFTS Board of Directors.
     DCI is a leading edge technology company with over 15 years of experience in engineering specialized hardware and software solutions when commercial-off-the-shelf (COTS) products do not fulfill the critical requirements of enterprise, military or government organizations. DCI's experience has led them to become a respected Homeland Security solution provider with a host of innovative proprietary technologies. DCI's "Predator" mobile data terminal is currently being utilized by several emergency response departments domestically and internationally.
     Daniel McPhee, CEO of Defense Technology Systems, said, "We are excited about consummating the acquisition of DCI. This business combination offers both companies synergies within the Homeland Security sector. DCI will provide DFTS with an established revenue stream and the opportunity to cross sell our video surveillance and infrastructure security products. In turn, DFTS's reputation and expertise in the security field can facilitate DCI's penetration into the private enterprise markets."

     About Defense Technology Systems, Inc.

     Defense Technology Systems, Inc. is an international provider of data and security solutions with two operating divisions.
     The Company's DWS Defense Systems division was created in response to growing international security concerns. DWS offers a broad portfolio of security-related products, including ballistic glass, video surveillance, infrastructure security and associated security systems, The highly skilled DWS Defense Systems team, working in collaboration with its partners, will design, develop, manufacture, install and market specialty products, equipment, and systems for the safety and security needs of all sectors of the domestic and international marketplace.
     The Company's Data division is a multi-regional manufacturer of electronic cable assemblies used in providing connectivity solutions for customers operating a wide range of data systems to include linking or connecting standard or proprietary electronic devices and peripheral components from different vendors to provide solutions for various customer equipment configurations and requirements. The Data division adds value by providing connectivity solutions, which may also include distributed sales of passive components such as electronic connectors, electronic wire and cable, cabinets and racks and patch panels, and active components including hubs, bridges, routers, gateways and modems.
     For more information on Defense Technology Systems, Inc. visit: www.defensetechnologysystems.com.
     DCI Corporation information is available at www.dci-corp.com.

     This press release contains statements (such as projections regarding future performance) that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to those detailed from time to time in the Company's filings with the Securities and Exchange Commission.


     CONTACT: Defense Technology Systems, Inc.
              Rick Lutz, 404-261-1196
              LCGroup@mindspring.com